Exhibit 99.1

Cobalis Announces Second Closing in $3.85 Million Funding

IRVINE, Calif.--Feb. 22, 2007--Cobalis Corp. (OTC BB: CLSC) a pharmaceutical development company specializing in anti-allergy medications, announced today that it has received its Second Closing of $675,000 in accordance with the terms of its Security Purchase Agreement dated December 20, 2006.

As previously announced, a $2.5 million debenture was issued at the First Closing on December 20, 2006. Pursuant to the Security Purchase Agreement, the Second Closing was to occur with the filing of a Registration Statement for shares underlying the $3.85 million funding. The final and Third Closing of $675,000 shall be funded within three business days after the Company's related Registration Statement is declared effective by the United States Securities and Exchange Commission, provided Cobalis shareholders have approved an increase in authorized Cobalis' shares.

Cobalis intends to use the proceeds of its Second Closing to complete data collection and analysis, and to report top-line efficacy results from its ten-week twin Phase III Clinical Trials for its anti-allergy medication, PreHistin(TM). The 1,551 patient randomized, double blind, placebo-controlled trials completed patient dosing in October 2006. The trials were designed to test the safety and efficacy of pre-seasonal treatment with PreHistin on moderate to moderately severe seasonal ragweed allergy patients.

About Cobalis Corp.

Cobalis Corp. is a specialty pharmaceutical development company specializing in medications to prevent and treat atopic disease, including allergies, migraine headache, atopic asthma and dermatitis. Its flagship drug candidate PreHistin is an allergy prevention medication in Phase III clinical development. Cobalis plans to seek FDA approval to market PreHistin over-the-counter in the US. For further information, visit www.cobalis.com

Safe Harbor

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act"). Cobalis disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, any statements relating to the timing, scope or expected outcome of the Company's clinical development of its drug candidates, the potential benefits of the Company's drug candidates and the size of the potential market for the Company's products. Such statements are based on management's current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to securing funding for ongoing operations including clinical trials, difficulties or delays in development, testing, regulatory approval, production and marketing of the Company's drug candidates, unexpected adverse side effects or inadequate therapeutic efficacy of the Company's drug candidates that could slow or prevent product approval or market acceptance (including the risk that current and past results of clinical trials are not necessarily indicative of future results of clinical trials), the development of competing products by our competitors; uncertainties related to the Company's dependence on third parties and partners; and those risks described in our quarterlyreport on Form 10-QSB filed with the SEC on February 20, 2007.

CONTACT:	Jaffoni & Collins Incorporated
David Collins or Steven Hecht, 212-835-8500
CLSC@jcir.com

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